Scholastic Reports Fiscal 2012 Second Quarter Results

Robust Education and Children's Books Results Drive Strong Profits and Margins

NEW YORK, Dec. 15, 2011 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported higher revenue and improved operating margins for the fiscal 2012 second quarter ended November 30, 2011.

(Logo: http://photos.prnewswire.com/prnh/20100914/SIRLOGO )

Revenue for the second quarter was $685.3 million, up 3% from $667.9 million a year ago. Earnings per diluted share from continuing operations were $2.62, including one-time, mostly non-cash expenses of $0.21 per diluted share related to cost reduction actions. These results compared favorably to earnings per diluted share from continuing operations of $2.20 in the prior year period. Improved profits reflected higher sales of educational technology and services, children's books and ebooks, and classroom and supplemental educational materials. Consolidated earnings per diluted share were $2.60 in the quarter compared to $2.14 a year ago.

During the second quarter, the Company generated free cash flow (as defined) of $129.6 million, compared to $132.8 million in the prior year period. This contributed to lower net debt (as defined) of $44.4 million at quarter-end versus $178.0 million a year ago.

"In the second quarter, Scholastic remained on track to achieve fiscal 2012 goals for higher profits, significant growth in educational technology and further progress with the digital transition of our children's book business. We also continued to generate robust free cash flow, allowing us to return capital to shareholders and invest in growth opportunities, including education," commented Richard Robinson, Chairman, President and Chief Executive Officer. "Both of our education segments performed strongly last quarter. In the Educational Technology and Services segment, revenue rose more than 30% and operating profit grew substantially. Scholastic's market-leading reading intervention program, READ 180® Next Generation, continues to perform extremely well, benefiting from enhanced features as well as READ 180's proven effectiveness, which was confirmed again last month by the results of the U.S. Department of Education Striving Readers study."

Mr. Robinson added, "Children's Books also performed strongly last quarter. Multiple best-selling Scholastic titles – in print and digital – drove significant growth in Trade sales and higher segment profits. At the same time, we moved forward with key digital initiatives, as we prepare to introduce a Scholastic children's ereading app and ebookstore in our school channels in March 2012. Further progress with cost reductions in non-digital areas is helping offset continued investment in these initiatives."

Scholastic affirmed its fiscal 2012 outlook for total revenue of approximately $1.9 billion and earnings per diluted share from continuing operations in the range of $1.75 to $2.10, before the impact of one-time items associated with cost reduction programs and non-cash, non-operating items. Based on strong year-to-date working capital management, the Company has raised its guidance for free cash flow, and now expects free cash flow to exceed $100 million, the high end of the Company's previous guidance.

Second Quarter Results

Children's Book Publishing and Distribution. Segment revenue in the quarter was $388.6 million, compared to $387.3 million in the prior year period. Higher Trade sales were driven by multiple best-sellers, including Suzanne Collins' The Hunger Games trilogy, which continues to perform very well in both print and ebook formats, Walter Wick's Can You See What I See? Toyland Express, as well as Brian Selznick's Wonderstruck and The Invention of Hugo Cabret. In School Book Fairs, revenue held level, reflecting fair count and revenue per fair approximately in line with the prior year period. In School Book Clubs, profits improved substantially compared to a year ago, as a result of reduced spending, including promotion costs, despite a 10% decline in revenue. Overall segment operating income improved 12% to $108.6 million, from $97.3 million in the prior year period, reflecting the strong Trade sales and improved Clubs operating results, partially offset by higher spending on ecommerce and ebooks initiatives.

Educational Technology and Services. Segment revenue in the quarter increased more than 30% to $65.4 million from $49.1 million in the prior year period, primarily due to robust sales of educational technology, including READ 180 Next Generation and System 44®. Sales of early learning and math programs, as well as of services, also grew significantly. Segment operating income rose to $14.6 million from $3.4 million in the prior year period, reflecting strong sales of these higher margin products.

Classroom and Supplemental Materials Publishing. Segment revenue increased 12% to $58.7 million from $52.5 million in the prior year period, as a result of higher sales of book collections to schools and non-profit literacy groups, as well as of classroom magazines. Segment operating income rose to $10.3 million from $7.6 million in the prior year, due to the higher sales.

International. Segment revenue in the quarter was $144.1 million, compared to $145.9 million in the prior year period, primarily reflecting lower sales in Australia. Foreign exchange had a positive impact on revenue of $3.3 million in the quarter compared to last year. Segment operating income was $26.6 million, compared to $25.3 million in the prior year period, partly as a result of improved results in the UK. Sales in southeast Asia, a key growth focus for the Company, continued to be strong, as the Company expanded its publishing and product development in the region to accelerate long-term growth.

Media, Licensing and Advertising. Segment revenue in the quarter was $28.5 million, compared to $33.1 million in the prior year period, as a result of a planned decrease in custom marketing programs for third-party sponsors, partially offset by higher production revenue. Segment operating income decreased to $2.6 million, compared to $5.2 million in the prior period, primarily reflecting the lower custom marketing revenue.

Other Financial Results. Corporate overhead in the second quarter was $22.7 million. In the second quarter, the Company recognized a non-cash loss on sublease arrangements of $6.2 million ($0.12 per diluted share), in addition to one-time expenses related to a voluntary retirement program of $4.7 million ($0.09 per diluted share). Excluding these items, which were both related to cost reductions, corporate overhead in the quarter was $11.8 million, compared to $9.7 million in the prior year period. The remaining difference primarily reflects the timing of stock-based compensation in the quarter, which on a year-to-date basis was moderately below prior year.

Free cash flow (as defined) in the second quarter was $129.6 million, compared to $132.8 million in the prior year period. Cash and cash equivalents rose to $114.0 million from $53.2 million a year earlier, as a result of strong free cash flow over the past 12 months, partially offset by debt repayment, dividends and share repurchases during the same period. Net debt (as defined) was $44.4 million, compared to $178.0 million a year ago.

As previously announced, the Company's Board of Directors approved a 25% increase in its regular quarterly dividend, to $0.125 per share from $0.10 per share, on the Company's Class A and Common Stock, commencing with the dividend declared for the third quarter of fiscal 2012. The dividend is payable on March 15, 2012 to shareholders of record as of the close of business on January 31, 2012. The indicated annual dividend rate will now be $0.50 per share.

So far this fiscal year, the Company has acquired 220,166 shares of its common stock for $5.6 million in the open market under its current share repurchase program. The Company has remaining authorization to repurchase up to $38.9 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions.

Year-to-Date Results

For the first half of fiscal 2012, revenue was $1,003.3 million, compared to $958.3 million in the prior year period. Earnings per diluted share from continuing operations in the first half of the fiscal year were $1.83, compared to $1.21 a year ago, including one-time, partly non-cash charges of $0.25 and $0.03 in each period, respectively. Significantly improved results reflect strong sales of educational technology and services, children's books through retail trade channels and classroom and supplemental educational materials. Including continuing and discontinued operations, the Company reported consolidated earnings per diluted share in the first half of fiscal 2012 of $1.75, compared to $1.11 a year ago.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 15, 2011. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 28788527. The recording will be available through Monday, January 31, 2012.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/11	11/30/10	11/30/11	11/30/10

Revenues	$685.3	$667.9	$1,003.3	$958.3

Operating costs and expenses:
Cost of goods sold	285.7	291.2	446.1	438.5
Selling, general and administrative expenses	234.6	230.1	408.9	402.2
Bad debt expense	3.3	3.0	4.7	5.9
Depreciation and amortization	15.5	14.5	30.6	28.9
Loss on leases (1)	6.2	-	6.2	-
Total operating costs and expenses	545.3	538.8	896.5	875.5

Operating income	140.0	129.1	106.8	82.8

Other expense (2)	-	(0.4)	-	(0.4)
Interest expense, net	3.9	4.0	7.8	7.8

Earnings from continuing operations before income taxes	136.1	124.7	99.0	74.6

Provision for income taxes	52.8	47.6	40.8	31.4

Earnings from continuing operations	83.3	77.1	58.2	43.2

Loss from discontinued operations, net of tax (3)	(0.5)	(2.2)	(2.5)	(3.5)

Net income	$82.8	$74.9	$55.7	$39.7

Basic and diluted loss per Share of Class A and Common Stock: (4)
Basic:
Earnings from continuing operations	2.66	2.23	1.86	1.22
Loss from discontinued operations, net of tax	(0.02)	(0.06)	(0.08)	(0.10)
Net income	2.64	2.17	1.78	1.12

Diluted:
Earnings from continuing operations	2.62	2.20	1.83	1.21
Loss from discontinued operations, net of tax	(0.02)	(0.06)	(0.08)	(0.10)
Net income	2.60	2.14	1.75	1.11

Basic weighted average shares outstanding	31.2	34.4	31.1	35.3
Diluted weighted average shares outstanding	31.7	34.9	31.6	35.7

(1)	For the three and six months ended November 30, 2011, the Company recognized a non-cash loss on sublease arrangements resulting from cost reduction initiatives of $6.2.

(2)	Other expense of $0.4 for the three and six months ended November 30, 2010 is for acquisition costs related to a business combination in the second quarter.

(3)

The Company has closed or sold several operations during fiscal 2009, fiscal 2010 and the first quarter of fiscal 2012, and presently holds for sale one facility.  In the current fiscal year, the Company ceased operation in its direct-to-home catalog business specializing in toys.  All of these businesses are classified as discontinued operations in the Company's financial statements.

(4)	Earnings per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/11	11/30/10	Change		11/30/11	11/30/10	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$125.4	$139.0	($13.6)	(10%)	$134.1	$148.7	($14.6)	(10%)
Trade	68.6	53.3	15.3	29%	128.2	107.4	20.8	19%
Book Fairs	194.6	195.0	(0.4)	(0%)	203.6	204.1	(0.5)	(0%)
Total revenue	388.6	387.3	1.3	0%	465.9	460.2	5.7	1%
Operating income	108.6	97.3	11.3	12%	58.8	45.7	13.1	29%
Operating margin	27.9%	25.1%			12.6%	9.9%

Educational Technology and Services
Revenue	65.4	49.1	16.3	33%	162.0	131.2	30.8	23%
Operating income	14.6	3.4	11.2	*	53.4	33.6	19.8	59%
Operating margin	22.3%	6.9%			33.0%	25.6%

Classroom and Supplemental Materials Publishing
Revenue	58.7	52.5	6.2	12%	104.4	89.0	15.4	17%
Operating income	10.3	7.6	2.7	36%	12.4	5.9	6.5	*
Operating margin	17.5%	14.5%			11.9%	6.6%

International
Revenue	144.1	145.9	(1.8)	(1%)	231.8	227.8	4.0	2%
Operating income	26.6	25.3	1.3	5%	26.5	23.1	3.4	15%
Operating margin	18.5%	17.3%			11.4%	10.1%

Media, Licensing and Advertising (1)
Revenue	28.5	33.1	(4.6)	(14%)	39.2	50.1	(10.9)	(22%)
Operating income (loss)	2.6	5.2	(2.6)	(50%)	(2.4)	3.0	(5.4)	*
Operating margin	9.1%	15.7%			*	6.0%

Overhead expense	22.7	9.7	(13.0)	*	41.9	28.5	(13.4)	(47%)

Operating income from continuing operations	$140.0	$129.1	$10.9	8%	$106.8	$82.8	$24.0	29%

(1)

In the current fiscal year, the Company ceased operations in its direct-to-home catalog business specializing in toys.  This business was a separate reporting unit previously included in the Media, Licensing and Advertising segment and is classified as a discontinued operation in the Company's financial statements.

*	Percent not meaningful.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/11	11/30/10

Continuing Operations
	Cash and cash equivalents	$114.0	$53.2
	Accounts receivable, net	288.1	287.5
	Inventories, net	376.2	367.9
	Accounts payable	146.0	162.5
	Accrued royalties	50.8	48.8
	Lines of credit, short-term debt and current portion of long-term debt	5.7	50.0
	Long-term debt, excluding current portion	152.7	181.2
	Total debt	158.4	231.2
	Total capital lease obligations	56.1	55.0
	Net debt (1)	44.4	178.0

Discontinued Operations
	Total assets of discontinued operations	9.3	18.2
	Total liabilities of discontinued operations	0.7	3.7

Total stockholders' equity		791.5	720.7

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/11	11/30/10	11/30/11	11/30/10

	Net cash provided by operating activities	$107.8	$83.5	$107.8	$83.5
	Less: Additions to property, plant and equipment	20.8	24.2	20.8	24.2
	Pre-publication and production costs	25.4	23.4	25.4	23.4

	Free cash flow (2) (3)	$61.6	$35.9	$61.6	$35.9

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow includes discontinued operations for the three and six months ended November 30, 2011 and November 30, 2010.

CONTACT: Scholastic Corporation, Investors: Jeffrey Mathews, +1-212-343-6741, investor_relations@scholastic.com, or Media: Kyle Good, +1-212-343-4563, kgood@scholastic.com